EXHIBIT 99.1

KATHLEEN P. IVERSON, CYBEROPTICS CEO, TO RETIRE

MINNEAPOLIS, MN, December 23, 2013 – CyberOptics Corporation (NASDAQ: CYBE), a world leader in intelligent inspection and sensing solutions, announced today that, as part of a planned transition, Kathleen P. Iverson will retire as President, Chief Executive Officer and a member of the Board of Directors, effective January 31, 2014. Executive Chairman Subodh Kulkarni will assume Ms. Iverson’s duties after that time until a permanent CEO is appointed.

Dr. Kulkarni, stated that, “Kitty Iverson has served CyberOptics as our President and CEO for over ten years. She has guided CyberOptics through multiple cycles in the electronics industry, the establishment of our Singapore operations, the integration of our semiconductor operations into Minneapolis, and the introduction of dozens of new products. She has positioned the company to become a leader in three-dimensional inspection, with exciting new sensor technology under development that we believe will serve a number of product platforms and place us in a position to serve multiple markets. We are grateful for Kitty’s willingness to work with us until her retirement and truly appreciate all of Kitty’s contributions to CyberOptics’ operations.”

Ms. Iverson said, “I am proud of our achievements, as we have grown CyberOptics’ reputation as a technology leader during challenging economic times and in competitive international markets. I was privileged to work with Dr. Steven Case, the founder of CyberOptics, and am grateful for the opportunity to work with the many other members of CyberOptics’ talented and dedicated team, and to serve its many exceptional customers. I look forward to helping the company transition to new management and will remain a fan and shareholder of CyberOptics into my retirement."

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s products under development are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and loss we achieve in the remainder of 2013; the level of revenue and profitability or loss we achieve in 2014; success of anticipated new OEM and end-user opportunities; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415